EXHIBIT XI
                             U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

                 FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1996
                 ------------------------------------------------



                                                  Three Months        Six Months
                                                     Ended              Ended
                                                   ---------          ---------
                                                            June 30, 1996
                                                            -------------

Weighted average number of common
  shares outstanding                               3,083,639          3,080,098

Assuming exercise of options reduced
  by the number of shares which could
  have been purchased with the proceeds
  from exercise of such options                      164,153            161,670
                                                   ---------          ---------

Weighted average common and common
  equivalent shares outstanding                    3,247,792          3,241,768
                                                   =========          =========

Net Income                                         $   2,125          $   4,375

Less: Preferred stock dividend requirements               76                155
                                                   ---------          ---------

Net income available to common shareholders        $   2,049          $   4,220
                                                   =========          =========

Net Income Per Common and Common Equivalent        $    0.63          $    1.30
  Share                                            =========          =========


                                      -26-